Exhibit 99.1

Announcement
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
PREGIS CORPORATION APPOINTS NEW CEO
Deerfield, IL, February 23, 2011 —Pregis Corporation today announced that Michael T. McDonnell has resigned his position as Chief Executive Officer. He will be replaced by Glenn M. Fischer. Mr. Fischer, who has served on Pregis’ Board of Directors since 2005, is an Operating Partner with AEA Investors and the former Chief Operating Officer of Airgas, Inc.
John Garcia, Chairman of Pregis, commented: “We thank Mike for his dedication to Pregis and wish him and his family continued success in the future. Pregis has emerged from the difficult economic environment of the last few years as a more efficient and faster growing company. We are confident in the prospects for Pregis and look forward to supporting the company in achieving its potential.”
Glenn Fischer added, “I’ve had the pleasure to get to know many members of the Pregis family over the last five years. I look forward to working with the strong senior leadership team we’ve assembled and our 4,000 associates to make Pregis all that it can be.”
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 46 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.